EXHIBIT 11


                              QUARTER 4 - EARNINGS PER SHARE

                               13 Weeks                 52 Weeks
                       ------------------------ -----------------------
                       Primary   Fully Diluted  Primary   Fully Diluted
                         (1)          (1)
                      -----------  ----------- -----------  -----------
Net income (loss)   $(1,019,000) $(1,019,000)  $1,974,000   $1,974,000
Common shares
  outstanding          4,674,314    4,674,314   4,674,314    4,674,314
Shares under option
  at end of period         --           --        323,326      323,326
Treasury shares
  which could be
  purchased                --           --      (216,830)    (201,315)
                      -----------  ----------- -----------  -----------
                                               4,780,810    4,796,325

                         $(0.22)      $(0.22)      $0.41         $0.41
                      ===========  =========== ===========  ===========

(1) Due to the net loss, the conversion of stock options is not used in this calculation.